Exhibit 10(c)

TO:	[Name]

October     , 2005

FY06 RETURN ON NET ASSETS (RONA) AWARD

UNDER PERFORMANCE BONUS PLAN

Dear                     :

On August 29, 2005, the Management Development and Compensation Committee of the Board of Directors (the “Committee”) authorized a RONA award (“Award”) for fiscal year 2006 (“FY06”) to you under the Corporation’s Performance Bonus Plan, which was approved by the shareholders of the Corporation on October 26, 2005, so that payments made hereunder will be qualified as “performance-based compensation” for purposes of Section 162(m) of the Internal Revenue Code of 1986 and Section 1.162-27 of the Treasury Regulations promulgated thereunder. Your Award is in the amount of                      RONA Shares. The Award is subject to the following terms and conditions:

1.	The payout value of each RONA Share (“RONA %”) is determined as follows:

a)	Earnings / Average Assets = Return on Assets (ROA)

b)	If ROA is ≤35%: ROA x 0.1786 = RONA%

—or— if ROA is >35%: 6.25% + ((ROA—35%) x 0.08928) = RONA%

where:

Earnings = the Corporation’s Segment Operating Income for FY06;

Average Assets = the average of the Corporation’s RONA Assets at the beginning of FY06 and at the end of each of the fiscal quarters of FY06; and

RONA Assets = inventory + accounts receivable + prepaid expenses + property, plant and equipment (net) + goodwill + intangibles – trade accounts payable.

2.	The formula for calculating your “Payout” under the Award is as follows:

a)	RONA% x (# of RONA Shares) = Total Bonus %

b)	Total Bonus % x Base Pay for fiscal year 2006 = Payout

3.     The Payout earned under the Award will be paid after the end of FY06. Your Payout will be reduced on a pro rata basis to reflect the actual amount of time you serve in an eligible position during FY06.

4.     If you retire (at or after age 60, or earlier with the consent of the Committee), die or become disabled during FY06, you will be entitled to receive a pro rata share of the Payout ultimately earned during FY06 based upon the number of full months worked during FY06. Termination of employment for any other reason during FY06 will result in forfeiture of your Award.

5.     You will receive the Payout in either cash or a credit to your Executive Deferral Plan account (based on your election prior to September 30, 2005) following certification of the calculation of the RONA% and Payout by the Committee at the end of FY06. The Committee retains the ability to reduce the Payout at its sole discretion. The amount of the Payout is also subject to the payout limitations set forth in Section 5(c) of the Bonus Plan.

6.     The Award is subject to all terms, conditions and provisions of the Bonus Plan to the extent not specifically addressed herein. In the event of any conflict between the terms of the Bonus Plan and the Award, the Bonus Plan shall prevail.

Please acknowledge receipt of this Award and indicate your agreement with the terms hereof by signing and returning a copy to me as soon as possible.

Thomas A. Piraino, Jr.

Vice President, General Counsel

    And Secretary

Receipt Acknowledged and Agreed:

Date:
[Name]